NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES

2013 FINANCIAL AND OPERATING RESULTS

Houston, Texas – February 27, 2014...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the fourth quarter and the year ended December 31, 2013. Calendar year 2013 highlights include:

•	Record gas and oil production of 656.8 Bcfe, up 16% compared to 2012 levels;
•	Record total proved reserves of approximately 7.0 Tcf, up 74% compared to 2012 levels;
•

Record adjusted net income of $703.9 million, or $2.00 per diluted share, up 45%  compared to 2012 levels when excluding gains on derivative contracts, net of settlements,  non-cash ceiling test impairments of natural gas and oil properties and other discrete income tax adjustments (a non-GAAP measure reconciled below);

•	Record net cash provided by operating activities before changes in operating assets and liabilities of approximately $2.0 billion, up 24% compared to 2012 levels (a non-GAAP measure reconciled below);
•	Finding and development costs of $0.56 per Mcfe, including reserve revisions (a non-GAAP measure computed below);
•	Reserve replacement of 550%, including reserve revisions;
•	Marcellus Shale production up 181% compared to 2012 levels; gross operated production reaches nearly 700 MMcf per day; Susquehanna County well reaches a peak production rate over 32 MMcf per day; and
•	Cumulative gross operated production of 3 Tcf from the Fayetteville Shale; record well initial production rate over 12 MMcf per day in the Fayetteville Shale.

“2013 was an outstanding year for Southwestern Energy,” remarked Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “We set records in production, reserves, net income, EBITDA and cash flow, and all of this was achieved in a gas price environment below $4.00 per Mcf. Our Marcellus Shale division drove our overall production growth, with gross operated production reaching nearly 700 MMcf per day at year-end 2013 compared to 300 MMcf per day at year end 2012. Our production in the Marcellus nearly tripled while total proved reserves more than doubled.

“Our Fayetteville Shale division had one of its best years ever in 2013, not only by surpassing the milestone of 3 Tcf of cumulative gross operated production, but also by achieving our highest average initial production rate per well at the lowest average cost per well since we began drilling in the Fayetteville in 2004.

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“We have also had a strong start in 2014, with gas prices beginning the year well above the $4.00 per Mcf level. Our focus, however, remains the same – to add more value every day through our current drilling programs while keeping our costs low, all the while building for the future with new exploration ideas.  I want to thank all of our employees for our record-setting performance in 2013.  It looks like Southwestern Energy will be setting new records again in 2014.”

Fourth Quarter of 2013 Financial Results

For the fourth quarter of 2013, Southwestern reported adjusted net income of $188.4 million, or $0.54 per diluted share, when excluding a  $51.3 million ($30.9 million net of taxes)  loss on derivative contracts, net of settlements, and other discrete income tax expense adjustments totaling $13.0 million. Including these adjustments, net income for the fourth quarter of 2013 was $144.5 million, or $0.41 per diluted share (reconciled below). For the fourth quarter of 2012, Southwestern reported adjusted net income of $156.7 million, or $0.45 per diluted share, when excluding an $849.3 million non-cash ceiling test impairment ($510.4 million net of taxes) of the company’s natural gas and oil properties resulting from lower natural gas prices and a $3.0 million ($1.9 million net of taxes)  loss on derivative contracts, net of settlements. Including these adjustments, Southwestern reported a net loss of $355.6 million, or $1.02 per diluted share, in the fourth quarter of 2012 (reconciled below).

Net cash provided by operating activities before changes in operating assets and liabilities (reconciled below) was $538.3 million for the fourth quarter of 2013,  up 18%  compared to  $456.9  million for the same period in 2012.

E&P Segment –  Operating income from the company’s E&P segment (reconciled below) was $227.7 million for the fourth quarter of 2013,  compared to $198.5 million for the same period in 2012. The increase was primarily due to higher production volumes, partially offset by slightly lower realized natural gas prices and increased operating costs and expenses from higher activity levels.

Gas and oil production totaled 176.6 Bcfe in the fourth quarter of 2013, up 18% from 149.9 Bcfe in the fourth quarter of 2012, and included 123.2 Bcf from the Fayetteville Shale, compared to 125.1 Bcf in the fourth quarter of 2012.  Gas production from the Marcellus Shale was 48.5 Bcf in the fourth quarter of 2013,  more than double its production of 19.3 Bcf in the fourth quarter of 2012.

Including the effect of hedges, Southwestern’s average realized gas price in the fourth quarter of 2013 was $3.68 per Mcf, down slightly from $3.74 per Mcf in the fourth quarter of 2012. The company’s commodity hedging activities increased its average gas price by $0.53 per Mcf during the fourth quarter of 2013, compared to an increase of $0.78 per Mcf during the same period in 2012. As of February 24, 2014,  the company had approximately 456 Bcf of its 2014 forecasted gas production hedged at an average price of $4.34 per Mcf and approximately 120 Bcf of its 2015 forecasted gas production hedged at an average price of $4.40 per Mcf. As of February 24, 2014, the company had protected approximately 249 Bcf of its 2014 expected gas production from the potential of widening basis differentials through hedging activities and sales

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arrangements at an average basis differential to NYMEX gas prices of approximately ($0.08) per Mcf.

The company typically sells its natural gas at a discount to NYMEX settlement prices. This discount includes a basis differential, third-party transportation charges and fuel charges. Disregarding the impact of hedges, the company’s average price received for its gas production during the fourth quarter of 2013 was approximately $0.45 per Mcf lower than average NYMEX settlement prices, compared to approximately $0.44 per Mcf lower during the fourth quarter of 2012.

Lease operating expenses per unit of production for the company’s E&P segment were $0.89 per Mcfe in the fourth quarter of 2013, compared to $0.81 per Mcfe in the fourth quarter of 2012.  The increase was primarily due to increased third-party compression and gathering costs in the Marcellus Shale due to higher activity levels.

General and administrative expenses per unit of production were $0.26 per Mcfe in the fourth quarter of 2013,  compared to $0.25 per Mcfe in the fourth quarter of 2012, up slightly due to higher personnel costs.

Taxes other than income taxes were $0.11 per Mcfe in the fourth quarter of 2013, compared to $0.09 per Mcfe in the fourth quarter of 2012. Taxes other than income taxes per Mcfe vary from period to period due to changes in severance and ad valorem taxes that result from the mix of the company’s production volumes and fluctuations in commodity prices.

The company’s full cost pool amortization rate decreased to $1.10 per Mcfe in the fourth quarter of 2013, compared to $1.24 per Mcfe in the fourth quarter of 2012.  The amortization rate is impacted by the timing and amount of reserve additions and the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, write-downs that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The company cannot predict its future full cost pool amortization rate with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services – Operating income for the company’s Midstream Services segment, which is comprised of natural gas gathering and marketing activities, was $89.6 million for the fourth quarter of 2013, up 15% from $77.7 million for the same period in 2012.  The growth in operating income was primarily due to an increase in gas marketing margins and the increase in gathering activity from the company’s Fayetteville and Marcellus Shale properties, partially offset by increased operating costs and expenses due to higher activity levels.  At December 31, 2013, the company’s midstream segment was gathering approximately 2.3 Bcf per day through 1,947 miles of gathering lines in the Fayetteville Shale and approximately 366 MMcf per day from 90 miles of gathering lines in the Marcellus Shale. Gathering volumes, revenues and expenses for this segment are expected to grow over the next few years largely as a result of continued development of the company’s acreage in the Fayetteville Shale and Marcellus Shale and development activity being undertaken by other operators in those areas.

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Full-Year 2013 Financial Results

For 2013, Southwestern reported adjusted net income of $703.9 million, or $2.00 per diluted share, when excluding a  $21.4 million ($12.6 million net of taxes)  gain on derivative contracts, net of settlements, and other discrete income tax expense adjustments totaling $13.0 million. Including these adjustments, net income for 2013 was $703.5 million, or $2.00 per diluted share (reconciled below). For 2012, Southwestern reported adjusted net income of $486.7 million, or $1.39 per diluted share, when excluding a $1,939.7 million non-cash ceiling test impairment ($1,192.4 million net of taxes) of the company’s natural gas and oil properties resulting from lower natural gas prices and a $2.2 million ($1.3 million net of taxes)  loss on derivative contracts, net of settlements. Including these adjustments, Southwestern reported a net loss of $707.1 million, or $2.03 per diluted share, in 2012 (reconciled below).

Net cash provided by operating activities before changes in operating assets and liabilities (reconciled below) was approximately $2.0 billion in 2013,  up 24%  compared to  $1.6  billion for the same period in 2012.

E&P Segment –  Operating income from the company’s E&P segment (reconciled below) was $878.7 million in 2013, up 62%  compared to $543.5 million in 2012.  The increase was primarily due to higher production volumes and higher realized natural gas prices, partially offset by higher operating costs and expenses due to increased activity levels.

Gas and oil production was 656.8 Bcfe in 2013, up 16% compared to 565.0 Bcfe in 2012, and included 486.0 Bcf from the company’s Fayetteville Shale division, up from 485.5 Bcf in 2012. Production from the Marcellus Shale was 150.6 Bcf in 2013,  more than double its production of 53.6 Bcf in 2012.

Southwestern’s average realized gas price was $3.65 per Mcf, including the effect of hedges, in 2013 compared to $3.44 per Mcf in 2012. The company’s hedging activities increased the average gas price realized in 2013 by $0.48 per Mcf, compared to an increase of $1.10 per Mcf in 2012. Disregarding the impact of hedges, the average price received for the company’s gas production during 2013 was approximately $0.48 per Mcf lower than average NYMEX settlement prices, compared to approximately $0.45 per Mcf lower than NYMEX settlement prices in 2012.  For 2014,  the company expects its total gas sales discount to NYMEX to range from $0.55 to $0.60 per Mcf.

Lease operating expenses for the company’s E&P segment were $0.86 per Mcfe in 2013,  up from $0.80 per Mcfe in 2012.  The increase was primarily due to higher third-party gathering costs in the Marcellus Shale due to higher activity levels, offset slightly by a decrease in salt water disposal costs in the Fayetteville Shale.

General and administrative expenses were $0.24 per Mcfe in 2013,  down from $0.26 per Mcfe in 2012.

Taxes other than income taxes were $0.10 per Mcfe in 2013 and 2012.

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The company’s full cost pool amortization rate decreased to $1.08 per Mcfe in 2013, compared to $1.31 per Mcfe in 2012.

Midstream Services – Operating income for the company’s midstream activities was $325.4 million in 2013,  up 11%  compared to $294.3 million in 2012.  The growth in operating income was primarily due to an increase in gas marketing margins and the increase in gathering activity from the company’s Fayetteville and Marcellus Shale properties, partially offset by increased operating costs and expenses due to higher activity levels.

Capital Structure and Investments – At December 31, 2013, the company had approximately $2.0 billion in long-term debt and its long-term debt-to-total capitalization ratio was 35%.  On December 16, 2013, the company expanded its revolving credit facility to a borrowing capacity of $2.0 billion, which can be increased by $500 million in the future upon the agreement of the company and participating lenders. The company’s revolving credit facility has a maturity date of December 14, 2018 with options for two one-year extensions with the approval of participating lenders. At December 31, 2013, the company had approximately $283 million borrowed on its revolving credit facility at an interest rate 150 basis points over the London Interbank Offered Rate, and had cash and cash equivalents of $23 million.

In 2013, Southwestern’s capital investments totaled approximately  $2.2 billion, compared to  $2.1 billion in 2012,  and included $2.1 billion for its E&P segment, $158 million for its Midstream Services segment and $25 million for corporate and other purposes.

2013 Gas and Oil Reserves and Operational Review

Southwestern’s estimated proved gas and oil reserves increased by 74% to approximately 6,976 Bcfe at December 31, 2013,  compared to 4,018 Bcfe at the end of 2012.  The significant increase in reserves in 2013 was primarily due to the company’s successful development drilling programs in the Fayetteville and Marcellus Shales and a  higher natural gas price environment compared to 2012.  The average prices utilized to value the company’s estimated proved natural gas and oil reserves at December 31, 2013 were $3.67 per MMBtu for natural gas and $93.42 per barrel for oil, compared to $2.76 per MMBtu for natural gas and $91.21 per barrel for oil at December 31, 2012.  Approximately 100% of the company’s estimated proved reserves were natural gas and 61% were classified as proved developed at year-end 2013, compared to 100% and 80%, respectively, at year-end 2012.

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The following table details additional information relating to reserve estimates as of and for the year ended December 31, 2013:

	Natural Gas (Bcf)	Crude Oil (MBbls)	Total (Bcfe)
Proved Reserves, Beginning of Year	4,016.8	244	4,018.3
Revisions of Previous Estimates	325.4	88	325.9
Extensions, Discoveries, & Other Additions	3,283.5	229	3,284.9
Production	(655.7)	(188)	(656.8)
Acquisition of Reserves in Place	4.1	----	4.1
Disposition of Reserves in Place	----	----	----
Proved Reserves, End of Year	6,974.1	373	6,976.3
Proved, Developed Reserves:
Beginning of Year	3,195.7	243	3,197.2
End of Year	4,237.5	372	4,239.7

Note: Figures may not add due to rounding

In 2013,  Southwestern replaced 550% of its production volumes with 3,615 Bcfe of proved reserve additions, including net upward revisions of 326 Bcfe. Of the extensions, discoveries and other additions, 945 Bcfe were proved developed and 2,340 Bcfe were proved undeveloped. Of the net upward reserve revisions, 246 Bcfe resulted from higher gas and oil prices and 80 Bcfe resulted from positive performance revisions. Additionally, the company’s reserves increased by 4 Bcf in 2013 as a result of its acquisition of natural gas leases and wells in the Marcellus Shale.  For the period ending December 31, 2013,  the company’s three-year average reserve replacement ratio, including revisions, was 229%. Excluding reserve revisions, the company’s 2013 and three-year average reserve replacement ratios were 501% and 329%, respectively.

Including reserve revisions, the company’s 2013 and three-year average finding and development costs for the period ending December 31, 2013 were $0.56 per Mcfe and $1.50 per Mcfe, respectively (a non-GAAP financial measure computed below).  Excluding reserve revisions, the company’s 2013 and three-year average finding and development costs were $0.62 per Mcfe and $1.04 per Mcfe, respectively.

The following table provides an overall and by category summary of the company’s gas and oil reserves as of December 31, 2013 and sets forth 2013 annual information related to production and capital investments for each of its operating areas:

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2013 Proved Reserves by Category and Summary Operating Data

					Ark-La-Tex
	Fayetteville		Marcellus		East		Arkoma		New
	Shale		Shale		Texas		Basin		Ventures		Total
Estimated Proved Reserves:
Natural Gas (Bcf):
Developed (Bcf)	3,140		888		56		152		1		4,237
Undeveloped (Bcf)	1,655		1,075		2		5		–		2,737
	4,795		1,963		58		157		1		6,974
Crude Oil (MMBbls):
Developed (MMBbls)	–		–		0.1		–		0.3		0.4
Undeveloped (MMBbls)	–		–		–		–		–		–
	–		–		0.1		–		0.3		0.4
Total Proved Reserves (Bcfe)(1):
Proved Developed (Bcfe)	3,140		888		56		152		3		4,239
Proved Undeveloped (Bcfe)	1,655		1,075		2		5		–		2,737
	4,795		1,963		58		157		3		6,976
Percent of Total	69%		28%		1%		2%		–		100%

Percent Proved Developed	65%		45%		97%		97%		100%		61%
Percent Proved Undeveloped	35%		55%		3%		3%		–		39%

Production (Bcfe)	486		151		6		12		2		657
Capital Investments (millions)(2)	$907		$872		$3		$4		$191		$1,974
Total Gross Producing Wells(3)	3,539		334		173		1,164		3		5,213
Total Net Producing Wells(3)	2,432		171		109		566		3		3,281

Total Net Acreage	781,464	(4)	292,446	(5)	50,451	(6)	226,706	(7)	3,976,002	(8)	5,327,069
Net Undeveloped Acreage	291,360	(4)	246,838	(5)	172	(6)	60,375	(7)	3,972,732	(8)	4,571,477

PV-10:
Pre-tax (millions)(9)	$3,690		$1,202		$62		$163		$12		$5,129
PV of taxes (millions)(9)	1,002		327		17		44		3		1,393
After-tax (millions)(9)	$2,688		$875		$45		$119		$9		$3,736
Percent of Total	72%		24%		1%		3%		–		100%
Percent Operated(10)	98%		99%		97%		88%		100%		98%

(1)The company has no reserves from synthetic gas, synthetic oil or nonrenewable natural resources intended to be upgraded into synthetic gas or oil.  We used standard engineering and geoscience methods, or a combination of methodologies in determining estimates of material properties, including performance and test date analysis offset statistical analogy of performance data, volumetric evaluation, including analysis of petrophysical parameters (including porosity, net pay, fluid saturations (i.e., water, oil and gas) and permeability) in combination with estimated reservoir parameters (including reservoir temperature and pressure, formation depth and formation volume factors), geological analysis, including structure and isopach maps and seismic analysis, including review of 2-D and 3-D data to ascertain faults, closure and other factors.

(2)The company’s Total and Fayetteville Shale play capital investments exclude $76 million related to its drilling rig related equipment, sand facility and other equipment.

(3)Represents all producing wells, including wells in which the company only has an overriding royalty interest, as of December 31, 2013.

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(4)Assuming successful wells are not drilled to develop the acreage and leases are not extended, leasehold expiring over the next three years will be 22,092 net acres in 2014, 16,305 net acres in 2015, and 1,803 net acres in 2016 (excluding 155,852 net acres held on federal lands which are currently suspended by the Bureau of Land Management).

(5)Assuming successful wells are not drilled to develop the acreage and leases are not extended, leasehold expiring over the next three years will be 65,537 net acres in 2014, 32,637 net acres in 2015 and 19,233 net acres in 2016.

(6)Assuming successful wells are not drilled to develop the acreage and leases are not extended, leasehold expiring over the next three years will be 27 net acres in 2014, 64 net acres in 2015 and zero net acres in 2016.

(7)Includes 123,442 net developed acres and 778 net undeveloped acres in the Arkoma Basin that are also within the company’s Fayetteville Shale focus area but not included in the Fayetteville Shale acreage in the table above.  Assuming successful wells are not drilled to develop the acreage and leases are not extended, leasehold expiring over the next three years will be 262 net acres in 2014, 7,437 net acres in 2015 and 574 net acres in 2016.

(8)Assuming successful wells are not drilled to develop the acreage and leases are not extended, the company’s leasehold expiring over the next three years, excluding New Brunswick, Canada and the Lower Smackover Brown Dense (LSBD) area, will be 65,628 net acres in 2014, 143,708 net acres in 2015 and 273,306 net acres in 2016. With regard to the company’s acreage in New Brunswick, Canada, 2,518,518 net acres will expire in March 2015. The company has applied for an additional 1-year option to extend its exploration license agreements that, if granted by the Province of New Brunswick, would extend its exploration license agreements until March 2016. With regard to the company’s acreage in the LSBD, assuming successful wells are not drilled and leases are not extended, leasehold expiring over the next three years will be 245,793 net acres in 2014, 151,667 net acres in 2015 and 25,891 net acres in 2016.

(9)Pre-tax PV-10 (a non-GAAP measure) is one measure of the value of a company’s proved reserves that it believes is used by securities analysts to compare relative values among peer companies without regard to income taxes. The reconciling difference in pre-tax PV-10 and the after-tax PV-10, or standardized measure, is the discounted value of future income taxes on the estimated cash flows from its proved natural gas and oil reserves.

(10) Based upon pre-tax PV-10 of proved developed producing properties.

During 2013,  Southwestern invested a total of $2.1 billion in its E&P business and participated in drilling 653 wells, 340 of which were successful, and 309 which were in progress at year-end. Of the 309 wells in progress at year-end, 227 and 77 were located in its Fayetteville Shale and Marcellus Shale operating areas, respectively. Of the $2.1 billion invested in the company’s E&P business in 2013, $907 million was invested in the Fayetteville Shale, $872 million in the Marcellus Shale, $7 million in its Ark-La-Tex division and $191 million in New Ventures projects, including $84 million in the Lower Smackover Brown Dense.

Of the $2.1 billion invested in 2013, $1.5 billion was invested in exploratory and development drilling and workovers, $224 million in capitalized interest and other expenses, $159 million for acquisition of properties, and $28 million for seismic expenditures. Additionally, the company invested $76 million in its drilling rig related equipment, sand facility and other equipment.

Fayetteville Shale – In 2013,  Southwestern invested $907 million in the Fayetteville Shale, which included $804 million to spud 527 wells, 504 of which were operated. Total capital investments in the Fayetteville Shale during 2013 also included $6 million for the acquisition of properties and $97 million in capitalized costs and other expenses.

Southwestern’s net gas production from the Fayetteville Shale was 486.0 Bcf in 2013,  compared to 485.5 Bcf in 2012. Gross operated gas production in the Fayetteville Shale was approximately 2,011 MMcf per day at the end of 2013 compared to approximately 2,090 MMcf per day at the end of 2012.

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Total proved reserves in the Fayetteville Shale grew by 60% to 4,795 Bcf in 2013, compared to 2,988 Bcf in 2012. The net increase in reserves included reserve additions of 2,087 Bcf, upward price revisions of 191 Bcf, 16 Bcf of upward revisions due to well performance, and production of 486 Bcf.  The average gross proved reserves for the company’s undeveloped wells included in its 2013 year-end reserves was approximately 2.5 Bcf per well, compared to 2.8 Bcf per well in 2012, as over 800 proven undeveloped locations with lower estimated ultimate recoveries were added in 2013 due to the higher gas price environment.

Southwestern’s operated horizontal wells had an average completed well cost of $2.4 million per well, average horizontal lateral length of 5,356 feet and average time to drill to total depth of 6.2 days from re-entry to re-entry in 2013. This compares to an average completed operated well cost of $2.5 million per well, average horizontal lateral length of 4,833 feet and average time to drill to total depth of 6.7 days from re-entry to re-entry in 2012.

Southwestern placed 414 operated wells on production during 2013 with average initial production rates of 4,041 Mcf per day, compared to 493 operated wells with average initial production rates of 3,629 Mcf per day in 2012. The increase in initial production rates in 2013 was primarily due to longer lateral lengths, improved well bore placement and further refined completion and flowback techniques. During 2013,  the company placed 91 operated wells on production with initial production rates that exceeded 5,000 Mcf per day, compared to 60 wells in 2012. Of those 91 wells, 60 wells exceeded 6,000 Mcf per day. Nine of the company’s ten highest initial production rate wells in the history of the Fayetteville Shale were drilled and placed on production during the third and fourth quarters of 2013.

During the fourth quarter of 2013, the company’s horizontal wells had an average completed well cost of $2.6 million per well, average horizontal lateral length of 5,976 feet and average time to drill to total depth of 6.9 days from re-entry to re-entry. This compares to an average horizontal lateral length of 5,490 feet and average time to drill to total depth of 6.5 days from re-entry to re-entry for an average completed well cost of $2.6 million per well in the third quarter of 2013.  In the fourth quarter of 2013, the company had 25 operated wells placed on production which had average times to drill to total depth of 5 days or less from re-entry to re-entry. Prior to the fourth quarter of 2013, the company had 410 wells drilled to total depth in 5 days or less from re-entry to re-entry in the Fayetteville Shale.

In the fourth quarter of 2013, Southwestern placed on production its three highest initial production rate wells since the inception of its drilling program in the Fayetteville Shale. The company’s Ledbetter 07-16 13-14H, 14-14H and 15-14H wells located in Conway County achieved peak 24-hour production rates of 12,173,  11,919 and 12,207 Mcf per day, respectively. The company’s wells placed on production during the fourth quarter of 2013 averaged initial production rates of 4,877 Mcf per day. Results from the company’s drilling activities since the first quarter of 2007 are shown below.

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Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512
3rd Qtr 2007	74	1,769	1,510 (72)	1,334 (72)	2,622
4th Qtr 2007	77	2,027	1,690 (77)	1,481 (77)	3,193
1st Qtr 2008	75	2,343	2,147 (75)	1,943 (74)	3,301
2nd Qtr 2008	83	2,541	2,155 (83)	1,886 (83)	3,562
3rd Qtr 2008	97	2,882	2,560 (97)	2,349 (97)	3,736
4th Qtr 2008(1)	74	3,350(1)	2,722 (74)	2,386 (74)	3,850
1st Qtr 2009(1)	120	2,992(1)	2,537 (120)	2,293 (120)	3,874
2nd Qtr 2009	111	3,611	2,833 (111)	2,556 (111)	4,123
3rd Qtr 2009	93	3,604	2,624 (93)	2,255 (93)	4,100
4th Qtr 2009	122	3,727	2,674 (122)	2,360 (120)	4,303
1st Qtr 2010(2)	106	3,197(2)	2,388 (106)	2,123 (106)	4,348
2nd Qtr 2010	143	3,449	2,554 (143)	2,321 (142)	4,532
3rd Qtr 2010	145	3,281	2,448 (145)	2,202 (144)	4,503
4th Qtr 2010	159	3,472	2,678 (159)	2,294 (159)	4,667
1st Qtr 2011	137	3,231	2,604 (137)	2,238(137)	4,985
2nd Qtr 2011	149	3,014	2,328 (149)	1,991 (149)	4,839
3rd Qtr 2011	132	3,443	2,666 (132)	2,372 (132)	4,847
4th Qtr 2011	142	3,646	2,606 (142)	2,243 (142)	4,703
1st Qtr 2012	146	3,319	2,421 (146)	2,131 (146)	4,743
2nd Qtr 2012	131	3,500	2,515 (131)	2,225 (131)	4,840
3rd Qtr 2012	105	3,857	2,816 (105)	2,447(105)	4,974
4th Qtr 2012	111	3,962	2,815 (111)	2,405 (111)	4,784
1st Qtr 2013	102	3,301	2,366 (102)	2,069 (102)	4,942
2nd Qtr 2013	126	3,625	2,233 (126)	1,975 (126)	5,165
3rd Qtr 2013	89	4,597	2,658 (87)	2,327 (85)	5,490
4th Qtr 2013	97	4,877	2,856 (89)	2,583 (60)	5,976

Note: Results as of December 31, 2013.

(1)

The significant increase in the average initial production rate for the fourth quarter of 2008 and the subsequent decrease for the first quarter of 2009 is primarily due to an operational delay of the Boardwalk Pipeline.

(2)

In the first quarter of 2010, the company’s results were impacted by the shift of all wells to “green completions” and the mix of wells, as a large percentage of wells were placed on production in the shallower northern and far eastern borders of the company’s acreage.

At December 31, 2013,  Southwestern held leases for approximately 905,684 net acres in the Fayetteville Shale area, compared to approximately 913,502 net acres at year-end 2012. In 2014,  Southwestern plans to invest approximately $900 million in the Fayetteville Shale and drill approximately 460 to 470 gross horizontal wells, all of which will be operated by the company.

Marcellus Shale –  In 2013,  Southwestern invested $872 million in the Marcellus Shale,  which included $676 million to spud 108 operated wells.  Total capital investments in the Marcellus Shale during 2013 also included $111 million for the acquisition of properties, $9 million for seismic and $76 million in facilities, capitalized costs and other expenses.

Southwestern’s net gas production from the Marcellus Shale was 150.6 Bcf in 2013, up 181% from 53.6 Bcf in 2012. Gross operated production in the Marcellus Shale was approximately 698 MMcf per day at the end of 2013 compared to approximately 300 MMcf per day at the end of 2012. During 2013,  the company placed 8 operated wells on production with 24-hour production rates that exceeded 10,000 Mcf per day, compared to 4 wells in 2012.

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Total proved reserves in the Marcellus Shale grew by 141% to 1,963 Bcf in 2013, compared to 816 Bcf in 2012. The net increase in reserves included reserve additions of 1,196 Bcf, upward price revisions of 35 Bcf, 62 Bcf of upward revisions due to well performance, acquisitions of 4 Bcf and production of 151 Bcf.  The average gross proved developed and undeveloped reserves booked in 2013 by county are as follows:

2013 PDP Reserves per Well (Operated)
Bcf/Well	Bradford County	Lycoming County	Susquehanna County
Top 10%	16.8	10.0	11.6
Average	8.7	5.3	7.0
Bottom 10%	3.8	2.5	2.2

2013 PUD Reserves per Well (Operated)
Bcf/Well	Bradford County	Lycoming County	Susquehanna County
Top 10%	13.2	6.1	10.5
Average	7.2	5.1	6.7
Bottom 10%	4.1	4.3	4.4

Southwestern’s operated horizontal wells had an average completed well cost of $7.0 million per well, average horizontal lateral length of 4,982 feet and an average of 18 fracture stimulation stages in 2013. This compares to an average completed operated well cost of $6.1 million per well, average horizontal lateral length of 4,070 feet and an average of 12 fracture stimulation stages in 2012.

As of December 31, 2013,  Southwestern had spud 269 operated wells, 172 of which were on production and 77 were in progress.  Of the 171 operated horizontal wells on production, 83 were located in Bradford County, 14 were located in Lycoming County and 74 were located in Susquehanna County. Of the 77 wells in progress, 41 were either waiting on completion or waiting to be placed to sales, including 11  in Bradford County, 2 in Lycoming County and 28 in Susquehanna County.

A notable well placed on production during the fourth quarter of 2013 was the company’s Seamen 2H horizontal well, located in northern Susquehanna County, which was placed on production in November and reached a peak 24-hour initial production rate of 32.2 MMcf of gas per day. This well had a lateral length of 6,194 feet with 20 stages stimulated and flowed up casing. Results from the company’s drilling activities since the third quarter of 2010 are shown below.

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			)
Time Frame	30th-Day Avg Rate (# of wells)	Average Completed Lateral Length	Average RE-RE (Rig Days)	Average Completed Well Cost ($MM)
3rd Qtr 2010	1,405 (1)	2,927	22.6	$5.8
4th Qtr 2010	5,584 (6)	3,805	19.8	$7.1
1st Qtr 2011	5,052 (3)	3,864	18.1	$6.6
2nd Qtr 2011	6,114 (7)	4,780	13.4	$6.7
4th Qtr 2011	5,284 (5)	4,129	18.8	$6.0
1st Qtr 2012	7,327 (2)	4,009	13.2	$6.0
2nd Qtr 2012	3,859 (17)	3,934	12.9	$6.0
3rd Qtr 2012	4,493 (8)	4,380	13.2	$5.7
4th Qtr 2012	4,606 (22)	3,830	15.9	$7.0
1st Qtr 2013	5,356 (21)	4,712	11.0	$7.0
2nd Qtr 2013	5,530 (37)	4,654	11.6	$6.6
3rd Qtr 2013	4,512 (17)	5,404	11.5	$7.3
4th Qtr 2013	10,119 (7)	5,887	10.2	$7.1

The graph below provides normalized average daily production data through December 31, 2013, for the company’s horizontal wells in the Marcellus Shale. The “pink curve” indicates results for 45 wells with more than 18 fracture stimulation stages, the “purple curve” indicates results for 73 wells with 13 to 18 fracture stimulation stages, the “orange curve” indicates results for 49 wells with 9 to 12 fracture stimulation stages and the “green curve” indicates results for 4 wells with less than 9 fracture stimulation stages. The normalized production curves are intended to provide a qualitative indication of the company’s Marcellus Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 4, 8, 12 and 16 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

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Multiple wells shut-in for simultaneous operations over the 700-750 day period
Daily Rate, Mcf/d
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
0
100
200
300
400
500
600
700
800
900
1000
1100
1200
Days of Production
<9 Stages (4 Wells)
9-12 Stages (49 Wells)
13-18 Stages (73 Wells)
>18 Stages (45 Wells)
4 BCF Type Curve
8 BCF Type Curve
12 BCF Type Curve
16 BCF Type Curve
Total Well Count
171
150
129
83
56
44
28
24
17
17
10
7
1
1

Notes: Data as of December 31, 2013.

At December 31, 2013,  Southwestern held leases for approximately 292,446 net acres in the Marcellus Shale area, compared to approximately 176,298 net acres at year-end 2012. In 2014, Southwestern plans to invest approximately $760 million in the Marcellus Shale and expects to participate in a total of 80 to 85 gross operated wells in 2014.

Ark-La-Tex – In 2013,  Southwestern invested $7 million in its Ark-La-Tex division. Net production from these assets was 18 Bcfe in 2013, compared to 26 Bcfe in 2012, and total proved net reserves were approximately 216 Bcfe at December 31, 2013, compared to 213 Bcfe at year-end 2012.  In 2014,  the company expects to invest approximately $7 million in its Ark-La-Tex program.

New Ventures – As of December 31, 2013,  Southwestern held 3,972,732 net undeveloped acres in connection with its New Ventures prospects, of which 2,518,518 net acres were located in New Brunswick, Canada. This compares to 3,819,128 net undeveloped acres held at year-end 2012.

Southwestern has 459,321 net acres targeting the Lower Smackover Brown Dense formation, an unconventional liquids rich play that ranges in vertical depths from 8,000 to 11,000 feet and appears to be laterally extensive over a large area ranging in thickness from 300 to 550 feet, located in southern Arkansas and northern Louisiana.

The company has drilled 13 operated wells in the play area to date, of which 3 wells are expected to payout the drilling and completion investments.  One of those wells, the Sharp 22-22-1 #1 vertical well in Union Parish, Louisiana, achieved a peak 24-hour production rate of approximately 600 barrels of condensate and 1.3 MMcf per day and

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is expected to have a high rate of return. It is currently shut-in waiting for a gas pipeline connection and is expected to be placed back on production in April 2014.

A total of five wells have been drilled since the Sharp well. Three of the wells,  the Hollis 27-22-3 #1, the McMahen 19-21 #1-7 and the Plum Creek 13-23-2 #1, were drilled from  9 to 58 miles away from the Sharp well to test different geologic concepts which, in turn, would help to answer acreage capture decisions in 2014 and 2015.  The Plum Creek well is still testing, but none of the wells have yet to reach peak 24-hour production rates of 100 barrels of oil per day. The company’s Milstead 15-22-1 #1 vertical well in Union Parish, located one mile north of the company’s Sharp well, was completed with 6 stages and is currently in the initial stages of being tested. Oil production in this well is mainly coming from the upper Brown Dense interval compared to the middle interval in the Sharp well and early flow back data indicates the oil rate is not increasing as fast as was seen the Sharp well. The company’s Plum Creek 23-22-1 #1 vertical well in Union Parish is planned to be completed with 6 stages in March.  In 2013, Southwestern invested $84 million in its Lower Smackover Brown Dense exploration program and currently plans to invest approximately $178 million in 2014.

Southwestern has 302,243 net acres in the Denver-Julesburg Basin in eastern Colorado and has drilled two test wells to test multiple intervals. The company will continue to test the Marmaton formation with up to two additional wells in the first half of 2014.

Excluding the company’s Lower Smackover Brown Dense activities, Southwestern invested $107 million in its New Ventures program in 2013 and currently plans to invest approximately $190 million in New Ventures in 2014.

Explanation and Reconciliation of Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures the company may present from time to time are adjusted net income, adjusted diluted earnings per share and its E&P segment operating income, all which exclude certain charges or amounts. Management presents these measures because (i) they are consistent with the manner in which the company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts,

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and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three and twelve months ended December 31, 2013 and December 31, 2012. Non-GAAP financial measures should not be considered in isolation or as a substitute for the company's reported results prepared in accordance with GAAP.

	3 Months Ended Dec. 31,
	2013	2012
	(in thousands)
Net income (loss):
Net income (loss)	$ 144,490	$ (355,583)
Add back:
Impairment of natural gas and oil properties (net of taxes)	--	510,372
Adjustments due to discrete tax items(1)	12,997	--
Loss on certain derivatives (net of taxes)	30,926	1,882
Adjusted net income	$ 188,413	$ 156,671

	12 Months Ended Dec. 31,
	2013	2012
	(in thousands)
Net income (loss):
Net income (loss)	$ 703,503	$ (707,064)
Add back:
Impairment of natural gas and oil properties (net of taxes)	--	1,192,412
Adjustments due to discrete tax items(1)	12,997	--
(Gain) loss on certain derivative contracts (net of taxes)	(12,636)	1,324
Adjusted net income	$ 703,864	$ 486,672

	3 Months Ended Dec. 31,
	2013	2012

Diluted earnings per share:
Diluted earnings (loss) per share	$ 0.41	$ (1.02)
Add back:
Impairment of natural gas and oil properties (net of taxes)	--	1.46
Adjustments due to discrete tax items(1)	0.04	--
Loss on certain derivative contracts (net of taxes)	0.09	0.01
Adjusted diluted earnings per share	$ 0.54	$ 0.45

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	12 Months Ended Dec. 31,
	2013	2012

Diluted earnings per share:
Diluted earnings (loss) per share	$ 2.00	$ (2.03)
Add back (deduct):
Impairment of natural gas and oil properties (net of taxes)	--	3.42
Adjustments due to discrete tax items(1)	0.04	--
Gain on certain derivative contracts (net of taxes)	(0.04)	--
Adjusted diluted earnings per share	$ 2.00	$ 1.39

	3 Months Ended Dec. 31,
	2013	2012
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 531,010	$ 461,465
Add back (deduct):
Change in operating assets and liabilities	7,244	(4,540)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 538,254	$ 456,925

	12 Months Ended Dec. 31,
	2013	2012
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 1,908,528	$ 1,653,942
Add back (deduct):
Change in operating assets and liabilities	75,272	(55,060)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 1,983,800	$ 1,598,882

	3 Months Ended Dec. 31,
	2013	2012
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ 227,705	$ (650,728)
Add back:
Impairment of natural gas and oil properties	--	849,261
Adjusted E&P segment operating income	$ 227,705	$ 198,533

	12 Months Ended Dec. 31,
	2013	2012
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ 878,701	$ (1,396,261)
Add back:
Impairment of natural gas and oil properties	--	1,939,734
Adjusted E&P segment operating income	$ 878,701	$ 543,473

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(1)

Primarily relates to the exclusion of certain discrete tax adjustments that were recognized in the fourth quarter of 2013 due to a redetermination of deferred state tax liabilities to reflect updated state apportionment factors in Pennsylvania and the recognition of an income tax valuation allowance for state net operating losses. The company expects its 2014 effective income tax rate to be 40%.

Finding and development costs – Finding and development (F&D) costs are computed by dividing acquisition, exploration and development capital costs incurred for the indicated period by reserve additions, including reserves acquired, for that same period. The following computes F&D costs using information required by GAAP for the periods ending December 31, 2013 and the three years ending December 31, 2013.

	For the 12 Months Ending December 31, 2013	For the 12 Months Ending December 31, 2012	For the 3 Years Ending December 31, 2013	Fayetteville Shale Play 2013	Fayetteville Shale Play 2012
Total exploration, development and acquisition costs incurred ($ in thousands)	$2,023,278	$1,910,943	$5,894,327	$939,052	$1,048,420
Reserve extensions, discoveries and acquisitions (MMcfe)	3,288,984	919,515	5,667,955	2,086,596	414,874
Finding & development costs, excluding revisions ($/Mcfe)	$0.62	$2.08	$1.04	$0.45	$2.53
Reserve extensions, discoveries, acquisitions and reserve revisions (MMcfe)	3,614,884	(1,168,732)	3,939,353	2,293,587	(1,631,154)
Finding & development costs, including revisions ($/Mcfe)	$0.56	$(1.64)	$1.50	$0.41	$(0.64)

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The company believes that providing a measure of F&D costs is useful for investors as a means of evaluating a company’s cost to add proved reserves, on a per thousand cubic feet of natural gas equivalent basis.  These measures are provided in addition to, and not as an alternative for the financial statements, including the notes thereto, contained in Southwestern’s Annual Report. Due to various factors, including timing differences, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. For example, exploration costs may be recorded in periods prior to the periods in which related acquisitions and increases in reserves are recorded and development costs, including future development costs for proved undeveloped reserve additions, may be recorded in periods subsequent to the periods in which related increases in reserves are recorded. In addition, changes in commodity prices can affect the magnitude of recorded increases in reserves independent of the related costs of such increases. As a result of the foregoing factors and various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, including factors disclosed in Southwestern’s filings with the SEC, future F&D costs may differ materially from those set forth above. Further, the methods used by Southwestern to calculate its F&D costs may differ significantly from methods used by other companies to compute similar measures and, as a result, Southwestern’s F&D costs may not be comparable to similar measures provided by other companies.

Southwestern management will host a teleconference call on Friday, February 28,  2014 at 10:00 a.m. EST to discuss its fourth quarter and year-end 2013 results. The toll-free number to call is 877-407-8035 and the international dial-in number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration and production and natural gas gathering and marketing. Additional information about the company can be found on the internet at http://www.swn.com.

Contacts:

R. Craig Owen	Brad D. Sylvester, CFA
Senior Vice President	Vice President, Investor Relations
and Chief Financial Officer	(281) 618-4897
(281) 618-2808

All statements, other than historical facts and financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements, other than to the extent set forth below. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale, overall as well as relative to other productive shale gas areas; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives;  the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale and the Marcellus Shale ; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Twelve Months
Periods Ended December 31,	2013	2012	2013	2012

Exploration & Production
Production
Gas Production ( Bcf)	176	150	656	565
Oil Production (MBbls)	36	24	138	83
NGL production (MBbls)	10	–	50	–
Total equivalent production (Bcfe)	177	150	657	565

Commodity Prices
Average realized gas price per Mcf, including hedges	$3.68	$3.74	$3.65	$3.44
Average realized gas price per Mcf, excluding hedges	$3.15	$2.96	$3.17	$2.34
Average oil price per Bbl	$98.41	$98.17	$103.32	$101.54
Average NGL price per Bbl	$41.54	$–	$43.63	$–

Operating Expenses per Mcfe
Lease operating expenses	$0.89	$0.81	$0.86	$0.80
General & administrative expenses	$0.26	$0.25	$0.24	$0.26
Taxes, other than income taxes	$0.11	$0.09	$0.10	$0.10
Full cost pool amortization	$1.10	$1.24	$1.08	$1.31

Midstream
Gas volumes marketed (Bcf)	211	178	786	676
Gas volumes gathered (Bcf)	233	223	900	846

STATEMENTS OF OPERATIONS (Unaudited)			Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months		Twelve Months
Periods Ended December 31,	2013	2012	2013	2012
	(in thousands, except share/per amounts)
Operating Revenues
Gas sales	$645,377	$561,566	$2,381,478	$1,956,311
Gas marketing	210,233	168,025	792,165	591,528
Oil sales	3,989	2,330	16,420	8,427
Gas gathering	47,490	45,434	181,082	173,727
	907,089	777,355	3,371,145	2,729,993
Operating Costs and Expenses
Gas purchases - midstream services	206,289	168,525	781,626	592,466
Operating expenses	91,855	65,257	328,503	244,735
General and administrative expenses	55,556	45,268	191,310	175,147
Depreciation, depletion and amortization	215,344	205,561	786,612	810,953
Impairment of natural gas and oil properties	–	849,261	–	1,939,734
Taxes, other than income taxes	20,928	16,430	79,471	67,584
	589,972	1,350,302	2,167,522	3,830,619
Operating Income (Loss)	317,117	(572,947)	1,203,623	(1,100,626)
Interest Expense
Interest on debt	25,470	24,142	100,051	93,296
Other interest charges	1,152	1,358	4,355	4,454
Interest capitalized	(14,345)	(16,148)	(62,812)	(62,093)
	12,277	9,352	41,594	35,657
Other Gain (Loss), Net	2,705	(1,585)	2,207	1,030
Gain (Loss) on Derivatives	(49,638)	(4,357)	26,141	(14,950)
Income (Loss) Before Income Taxes	257,907	(588,241)	1,190,377	(1,150,203)
Provision for Income Taxes
Current	(11,473)	18,320	(11,071)	18,689
Deferred	124,890	(250,978)	497,945	(461,828)
	113,417	(232,658)	486,874	(443,139)
Net Income (Loss)	$144,490	$(355,583)	$703,503	$(707,064)
Earnings (Loss) Per Share
Basic	$0.41	$(1.02)	$2.01	$(2.03)
Diluted	$0.41	$(1.02)	$2.00	$(2.03)
Weighted Average Common Shares Outstanding
Basic	350,851,141	349,618,083	350,465,430	348,610,503
Diluted	351,364,481	349,618,083	351,101,452	348,610,503

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

December 31,	2013	2012
(in thousands)
ASSETS

Current Assets	$644,175	$808,912
Property and Equipment	15,302,459	13,028,439
Less: Accumulated depreciation, depletion and amortization	(8,005,836)	(7,191,463)
	7,296,623	5,836,976
Other Long-Term Assets	106,928	91,639
	8,047,726	6,737,527

LIABILITIES AND EQUITY

Current Liabilities	688,011	767,771
Long-Term Debt	1,950,096	1,668,273
Deferred Income Taxes	1,532,329	1,049,138
Other Long-Term Liabilities	255,260	216,473
Commitments and Contingencies
Equity
Common stock, $0.01 par value; authorized 1,250,000,000 shares; issued 352,938,584 shares in 2013 and 351,100,391 in 2012	3,529	3,511
Additional paid-in capital	970,524	934,939
Retained earnings	2,652,653	1,949,150
Accumulated other comprehensive income	(4,342)	149,804
Common stock in treasury; 9,924 shares in 2013 and 4,715 in 2012	(334)	(1,532)
Total Equity	3,622,030	3,035,872
	$8,047,726	$6,737,527

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Twelve Months
Periods Ended December 31,	2013	2012
(in thousands)
Cash Flows From Operating Activities
Net Income (loss)	$703,503	$(707,064)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	790,553	814,710
Impairment of natural gas and oil properties	–	1,939,734
Deferred income taxes	497,945	(461,828)
Mark to market gain on derivatives	(21,380)	2,154
Stock-based compensation	13,270	11,795
Other	(91)	(619)
Change in assets and liabilities	(75,272)	55,060
Net cash provided by operating activities	1,908,528	1,653,942

Cash Flows From Investing Activities
Capital investments	(2,252,647)	(2,107,755)
Proceeds from sale of property and equipment	18,163	201,101
Transfers to restricted cash	8,542	(167,788)
Transfers from restricted cash	–	159,246
Other	10,166	8,519
Net cash used in investing activities	(2,215,776)	(1,906,677)

Cash Flows From Financing Activities
Payments on current portions of long-term debt	(1,200)	(1,200)
Payments on revolving long-term debt	(3,147,750)	(2,263,900)
Borrowings under revolving long-term debt	3,430,650	1,592,400
Change in bank drafts outstanding	(7,174)	(35,608)
Proceeds from issuance of long term debt	–	998,780
Debt Issuance costs	–	(8,339)
Credit Facility costs	(6,150)	–
Proceeds from exercise of common stock options	9,801	9,184
Other	(978)	(428)
Net cash provided by financing activities	277,199	290,889

Effect of exchange rate changes on cash	(596)	(198)
Increase (decrease) in cash and cash equivalents	(30,645)	37,956
Cash and cash equivalents at beginning of year	53,583	15,627
Cash and cash equivalents at end of period	$22,938	$53,583

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries	Exploration
	&	Midstream
	Production	Services	Other	Eliminations	Total
	(in thousands)
Quarter Ending December 31, 2013
Revenues	$651,527	$891,396	$83	$(635,917)	$907,089
Gas purchases	–	739,984	–	(533,695)	206,289
Operating expenses	157,515	36,498	42	(102,200)	91,855
General & administrative expenses	45,735	9,810	33	(22)	55,556
Depreciation, depletion & amortization	201,638	13,563	143	–	215,344
Taxes, other than income taxes	18,934	1,960	34	–	20,928
Operating income	227,705	89,581	(169)	–	317,117

Capital investments(1)	449,263	22,210	8,265	–	479,738

Quarter Ending December 31, 2012
Revenues	$564,139	$726,292	$313	$(513,389)	$777,355
Gas purchases	–	591,707	–	(423,182)	168,525
Operating expenses	120,713	34,560	(69)	(89,947)	65,257
General & administrative expenses	37,452	8,012	64	(260)	45,268
Depreciation, depletion & amortization	193,434	11,896	231	–	205,561
Impairment of natural gas and oil properties	849,261	–	–	–	849,261
Taxes, other than income taxes	14,007	2,413	10	–	16,430
Operating income (loss)	(650,728)	77,704	77	–	(572,947)

Capital investments(1)	410,112	59,402	24,374	–	493,888

Twelve months Ending December 31, 2013
Revenues	$2,404,165	$3,346,683	$340	$(2,380,043)	$3,371,145
Gas purchases	–	2,782,932	–	(2,001,306)	781,626
Operating expenses	564,101	142,913	146	(378,657)	328,503
General & administrative expenses	157,340	33,930	120	(80)	191,310
Depreciation, depletion & amortization	735,215	50,940	457	–	786,612
Taxes, other than income taxes	68,808	10,533	130	–	79,471
Operating income	878,701	325,435	(513)	–	1,203,623

Capital investments(1)	2,052,148	157,635	25,014	–	2,234,797

Twelve months Ending December 31, 2012
Revenues	$1,963,172	$2,363,480	$2,865	$(1,599,524)	$2,729,993
Gas purchases	–	1,858,824	–	(1,266,358)	592,466
Operating expenses	453,301	121,858	94	(330,518)	244,735
General & administrative expenses	145,056	32,494	245	(2,648)	175,147
Depreciation, depletion & amortization	765,368	44,395	1,190	–	810,953
Impairment of natural gas and oil properties	1,939,734	–	–	–	1,939,734
Taxes, other than income taxes	55,974	11,607	3	–	67,584
Operating income (loss)	(1,396,261)	294,302	1,333	–	(1,100,626)

Capital investments(1)	1,860,681	164,978	54,860	–	2,080,519

(1) Capital investments includes increases of $0.9 million and $3.8 million for the three-month periods ended December 31, 2013 and 2012, respectively, and decreases of $24.9 million and $36.9 million for the twelve-month periods ended December 31, 2013 and 2012, respectively, relating to the change in accrued expenditures between periods.